                                                                  Exhibit 10.50

                              CAPITAL AUTOMOTIVE L.P.

                          REAL PROPERTY PURCHASE AGREEMENT

















                                 December 31, 1997

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                                  TABLE OF CONTENTS

                                                                          Page
     I.   PURCHASE AND SALE                                               - 1 -
               1.1  Certain Definitions                                   - 1 -
               1.2  Agreement to Purchase and Sell.                       - 2 -
               1.3  Encumbrances.                                         - 2 -
               1.4  Purchase Price.                                       - 2 -
               1.5  Capitalized Terms                                     - 3 -

     II.  OPERATION OF PROPERTY THROUGH CLOSING                           - 3 -
               2.1  Business Practice                                     - 3 -
               2.2  No Sale or Encumbrance                                - 3 -
               2.3  Leases, Service Contracts and Management Contracts    - 3 -
               2.4  Termination of Leases; New Company Leases             - 4 -
               2.5  Compliance                                            - 4 -
               2.6  Notice of Inaccuracy or Incompleteness                - 4 -
               2.7  Access                                                - 4 -
               2.8  Insurance                                             - 4 -
               2.9  Fulfillment of Obligation                             - 4 -
               2.10 Financial Statements and Reports                      - 5 -
               2.11 Under Construction Properties.                        - 5 -

     III. STATUS OF TITLE TO PROPERTY                                     - 7 -
               3.1  State of Title                                        - 7 -
               3.2  Preliminary Evidence of Title                         - 7 -
               3.3  Title Defects                                         -10 -

     IV.  CLOSING PRORATIONS AND ADJUSTMENTS                              -10 -
               4.1  Prorations and Adjustments                            -10 -

     V.   CLOSING                                                         -11 -
               5.1  Closing Date                                          -11 -
               5.2  Closing Documents                                     -12 -
               5.3  Conditions to the Partnership's Obligation to Close
                                                                          -15 -
               5.4  Conditions to the Seller's Obligation to Close        -17 -
               5.5  Transaction Costs                                     -17 -

     VI.  CASUALTY LOSS AND CONDEMNATION                                  -18 -
               6.1  Casualty                                              -18 -
               6.2  Condemnation or Taking                                -18 -

                                     -ii-


     VII. REPRESENTATIONS AND WARRANTIES OF THE SELLERS                   -19 -
               7.1  Organization                                          -19 -
               7.2  Authority                                             -19 -
               7.3  Interest in Contributed Properties                    -20 -
               7.4  No Defaults                                           -20 -
               7.5  No Litigation; No Condemnation                        -20 -
               7.6  No Violation                                          -21 -
               7.7  Required Obligations                                  -21 -
               7.8  Condition of Properties                               -21 -
               7.9  Warranties                                            -22 -
               7.10 Utilities                                             -22 -
               7.11 Zoning                                                -22 -
               7.12 Improvements                                          -22 -
               7.13 Environmental Matters                                 -22 -
               7.14 Insurance                                             -25 -
               7.15 Compliance                                            -25 -
               7.16 Leases.                                               -25 -
               7.17 Service Contracts; Management Contracts               -26 -
               7.18 Permits                                               -26 -
               7.19 Other Liabilities                                     -26 -
               7.20 Tax Matters                                           -26 -
               7.21 Taxes                                                 -27 -
               7.22 Special Filings                                       -27 -
               7.23 Books and Records                                     -27 -
               7.24 No Brokers                                            -27 -
               7.25 All Material Information                              -27 -
               7.26 Survival of Warranties                                -27 -

     VIII.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
               PARTNERSHIP                                                -28 -
               8.1  Organization, Good Standing and Qualification         -28 -
               8.2  Authorization                                         -28 -
               8.3  No Violation                                          -29 -
               8.4  Tax Status                                            -29 -
               8.5  No Litigation                                         -29 -
               8.6  No Brokers                                            -29 -
               8.7  Survival                                              -29 -

     IX.  COVENANTS                                                       -29 -
               9.1  Covenants of the Company and the Partnership          -29 -
               9.2  Covenants of the Sellers and the Contributing
                    Entities                                              -31 -
               9.3  No Claim Against Property                             -32 -

                                     -iii-


     X.   DUE DILIGENCE PERIOD                                            -32 -
               10.1 Due Diligence Period                                  -32 -
               10.2 Access to Properties and Materials                    -32 -
               10.3 Adjustment Following Due Diligence                    -33 -

     XI.  DEFAULTS AND REMEDIES                                           -33 -
               11.1 Indemnification by Sellers                            -33 -
               11.2 Remedies                                              -34 -
               11.3 Indemnification by the Company and the Partnership    -35 -
               11.4 Indemnification Procedures                            -35 -

     XII. MISCELLANEOUS                                                   -38 -
               12.1 Assignment                                            -38 -
               12.2 Entire Agreement                                      -38 -
               12.3 Notices                                               -39 -
               12.4 Governing Law                                         -39 -
               12.5 Litigation Costs                                      -40 -
               12.6 Counterparts                                          -40 -
               12.7 Offer and Acceptance                                  -40 -
               12.8 Arbitration                                           -40 -

                                     -iv-

                                      EXHIBITS

     2.4(a)    Form of  Company Lease
     2.4(c)    Guaranty and Subordination Agreement
     5.2.1(m)  Opinion of Seller's Counsel
     5.2.2(d)  Opinion of Company Counsel

                                      SCHEDULES

     I.        Sellers (Names and Addresses)
     1.2       Schedule of Properties; Ownership Interests in Properties and
               Purchase Price
     2.1       Prior Occupants
     2.4(b)    Guarantors
     2.11(a)   Construction Contracts for Douglas Toyota and Toyota West
     2.11(b)   Plans and Specifications for Douglas Toyota and Toyota West
     7.5       Litigation
     7.13.5(a) The Treatment, Storage and Disposal Locations for Substances of
               Concern
     7.13.5(f) Environmental Permits and Authorizations
     7.14      Insurance
     7.17(a)   Material Contracts
     9.1.4     Restrictions on Sale and/or Financing of Specified
               Properties

                               CAPITAL AUTOMOTIVE L.P.

                           REAL PROPERTY PURCHASE AGREEMENT

     THIS REAL PROPERTY PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 31st day of December, 1997, by and among the persons and entities named on SCHEDULE I hereto consisting of all of the owners of an interest in any of the Properties listed on SCHEDULE 1.2 (each individually, a "Seller" and, if more than one Seller, collectively, the "Sellers"), and CAPITAL AUTOMOTIVE L.P., a Delaware limited partnership (the "Partnership"), having offices at 1925 North Lynn Street, Suite 306, Arlington, Virginia 22209, and CAPITAL AUTOMOTIVE REIT, a Maryland real estate investment trust (the "Company"), having offices at 1925 North Lynn Street, Suite 306, Arlington, Virginia 22209 on its own behalf and as the general partner of the Partnership.

                                       RECITALS

     A. The Sellers are the legal and beneficial owners of all of the interests in fee simple title to all of the real property and improvements set forth on such SCHEDULE 1.2 hereto (including the residual interests in any tenant improvements thereon), which are individually referred to as a "Property" and collectively, the "Properties." Such Properties are identified on SCHEDULE 1.2 by street address and property tax identification number, or if such Properties constitute more than one parcel, by the several applicable property tax identification numbers.

     B. Each Seller desires to sell all of its interest in each of the Properties to the Partnership and the Partnership desires to purchase all of the Sellers' interests in such Properties.

     NOW THEREFORE, in consideration of and in reliance upon the above Recitals, the terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   PURCHASE AND SALE

          1.1  CERTAIN DEFINITIONS.     For purposes of this Agreement:

                    1.1.1 "Mortgage Debt" means the aggregate amount of mortgage indebtedness, if any, encumbering the Propteries as set forth opposite the description of each Property on
                    SCHEDULE 1.2.

                    1.1.2 "Purchase Price" means the amount, in U.S. dollars, that is the purchase price of each Property, as identified on SCHEDULE 1.2 for each such Property.

               1.1.3     "Affiliate" means with respect to any Person,
                         (i) any Person that holds direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or interests in a Person, or (ii) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

               1.1.4 A "Person" shall mean and include natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, Indian tribes or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

               1.1.5 For purposes of this Agreement, the "knowledge" of a Person shall mean the actual knowledge of such Person's officers, senior executives, managing partners, general partners, majority shareholders, key employees or their equivalents.

          1.2 AGREEMENT TO PURCHASE AND SELL. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), each Seller shall sell, transfer and convey to the Partnership, and the Partnership shall purchase and accept from the Sellers, all of the Sellers' right, title and interest in and to the Properties identified on SCHEDULE 1.2, excluding items of movable personal property attached to such Properties that relate to the business conducted on such Properties and may readily be removed from such Properties without material damage whether or not such items are "fixtures," ("Excluded Personal Property").

          1.3 ENCUMBRANCES. The Partnership shall acquire each Property free and clear of all liabilities, obligations and commitments of Sellers and free and clear of all liens, options, adverse claims and encumbrances other than Permitted Exceptions.

          1.4  PURCHASE PRICE.   On the terms and subject to the conditions
of this Agreement, at the Closing Sellers shall sell, transfer, convey, assign and deliver to the Partnership, and the Partnership shall purchase and accept from Sellers all the right, title and interest of Sellers to and under the Properties for an aggregate purchase price (the "Aggregate Purchase Price") in an amount equal to:

               (i) THIRTY FIVE MILLION THREE HUNDRED THOUSAND U.S. Dollars ($35,300,000)

      MINUS

               (ii) the amount of the Mortgage Debt as of the Closing Date.

The Aggregate Purchase Price will be adjusted pursuant to Sections 3.3, 5.2.1(k), 5.2.1(l), 6.1, 6.2, 10.3 as applicable.

          1.5 CAPITALIZED TERMS. Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings required by context.

     2.   OPERATION OF PROPERTY THROUGH CLOSING

          Through the Closing Date:

          1.1 BUSINESS PRACTICE.  Except as otherwise provided in this
Article 2, the Sellers shall continue, or shall cause any Affiliate, tenant, or third party managing, maintaining or occupying, as the case may be, any of the Properties (referred to herein individually as a "Prior Occupant" and collectively as the "Prior Occupants") to continue, to manage, to maintain and to operate the Properties in accordance with sound and prudent business practices and keep the Properties and the tangible personal property thereon in good condition and repair, ordinary wear and tear excepted. The Sellers shall instruct such Prior Occupant not to make any material change in its management, maintenance or operation of the Properties or in its normal and customary other practices. The Prior Occupants are identified on SCHEDULE
2.1 to this Agreement.

          2.2 NO SALE OR ENCUMBRANCE. None of the Sellers shall sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all, or any part of any Property or any interest therein, nor shall any Seller initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of any Property, nor shall any Seller (other than Cross-Continent Auto Retailers, Inc.) permit any new limited or general partners, shareholders or members to be admitted to any Seller.

          2.3 LEASES, SERVICE CONTRACTS AND MANAGEMENT CONTRACTS. Except as provided in Section 2.4, the Sellers shall not, nor shall they cause or permit any Prior Occupant to, terminate, modify, extend, amend or renew any Lease (as defined in Section 4.1.3 hereof), Service Contract (as defined in
Section 7.17 hereof), or Management Contract (as defined in Section 7.17 hereof) or enter into any new Lease (other than the Company Lease pursuant to
Section 2.4 of this Agreement) or Service Contract without the prior written consent of the Company or the Partnership; provided, however, that the failure of the Company or the Partnership to object to any such action within fifteen (15) days after written notice to it by Seller shall be deemed to reflect the Company's or the Partnership's consent thereto. Notwithstanding the foregoing, all Service Contracts and Management Contracts relating to the respective Properties shall remain in effect after the Closing Date, except for those Service Contracts and Management Contracts that the Partnership requires, in writing, to be terminated as of the Closing Date.

          2.4 TERMINATION OF LEASES; NEW COMPANY LEASES. Prior to the Closing Date, the Sellers shall cause the termination of all Leases. Not later than five (5) days before the Closing Date (as defined herafter), the Sellers of each Property, or an Affiliate thereof, shall execute and deliver to the Partnership an occupancy lease with the Partnership for each of the Properties substantially in the form attached hereto as EXHIBIT 2.4(a) (referred to hereafter individually as a "Company Lease" and collectively as the "Company Leases"), on terms and conditions (including Rent (as defined in such Company Lease)) acceptable to the Partnership and Sellers. The Base Annual Rent (as defined in the Company Lease) called for under the Company Lease for each Property shall be eleven percent (11%) of the Purchase Price (the "Rate of Return") for such Property. The effective date of such Company Leases shall be the Closing Date. The Company Leases shall be guaranteed as reflected on SCHEDULE 2.4(b) using a Guaranty and Subordination Agreement substantially in the form attached hereto as EXHIBIT 2.4(c).

          2.5 COMPLIANCE. None of the Sellers shall knowingly take or fail to take any action that will cause the Properties to fail to comply with any federal, state, municipal and other governmental laws, ordinances, requirements, rules, regulations, notices, codes and orders, or any agreements, covenants, conditions, easements and restrictions currently in effect relating to the Properties.

          2.6 NOTICE OF INACCURACY OR INCOMPLETENESS. The Sellers shall promptly give written notice to the Company before Closing of the occurrence of any event of which Sellers have knowledge and which may adversely affect the completeness or accuracy of any representation or warranty made or to be made by Sellers under or pursuant to this Agreement.

          2.7 ACCESS. The Sellers shall cause the Company and the Partnership and its representatives to have reasonable access to the Properties, subject to the prior rights, if any, of any Prior Occupant; provided, however, that without the consent of the Seller, the representatives of the Partnership shall not disclose to any Prior Occupant the existence of this Agreement or the transactions contemplated hereby.

          2.8 INSURANCE. The Sellers shall cause the existing insurance coverages on the Properties and the business of the Sellers to be maintained in full force and effect through the Closing Date.

          2.9 FULFILLMENT OF OBLIGATION. To the extent any Seller is obligated, pursuant to any contract, agreement, covenant, lease, including any Lease, or other understanding entered into prior to the date hereof with any Prior Occupant, governmental subdivision or any other third party, to effect any construction, make any improvements or take any action, the Sellers shall cause any such construction, improvements and/or action to be taken, completed and fully paid for by such Seller, at its expense, prior to the Closing Date. No such obligation shall be unfulfilled, and no liability for or payment in respect of any such obligation shall be unsatisfied as of the Closing Date.

          2.10 FINANCIAL STATEMENTS AND REPORTS. The Sellers shall provide to the Company financial statements, agings of accounts receivable, and other financial, operating or statistical information for each Property upon any reasonable request of the Company, and the general partner or chief financial officer, as the case may be, of each Seller shall certify that, to the best of his or its knowledge, such financial statements and other reports are true, accurate and complete in all material respects.

          2.11 UNDER CONSTRUCTION PROPERTIES. Notwithstanding anything to the contrary contained in this Agreement, the Partnership and the Company recognize that the two properties listed in SCHEDULE 1.2 to this Agreement as Property No. 5 and Property No. 6 (collectively, the "Under Construction Properties") are presently being improved pursuant to the construction contracts listed on EXHIBIT 2.11(a) hereto and the plans and specifications listed on EXHIBIT 2.11(b) hereto. The contracts, plans and specifications so listed are referred to herein, collectively, as the "Contract Documents." With respect to the Under Construction Properties, the parties to this Agreement agree as follows:

          2.11.1    The Purchase Price of each such property, as stated in
                    SCHEDULE 1.2 to this Agreement, is based upon the assumption that each such property will be conveyed to the Partnership at the Closing Date identified in Section 5.1 hereto, but in no event later than the date to which the Sellers and the Partnership shall agree in writing:

                    a. with all improvements called for under the Contract Documents complete in all respects and in conformity with all requirements of the Contract Documents;

                    b. free of all liens and claims of any and all persons, firms, companies, corporations or other entities supplying any labor, services, materials, supplies or other things of value in connection with or in respect of any construction or other improvement to the Under Construction Properties or either of them (the "Construction Service/Material Suppliers"); and

                    c. with certificates of occupancy and/or other certificates issued by all appropriate governmental bodies or agencies attesting to the fact of the completion of all improvements in conformity with all building, zoning and other applicable codes or regulations so as to permit the immediate occupancy of the improvements for the purposes contemplated by the Company Lease.

          2.11.2 The Seller of the Under Construction Properties agrees that it will do all things necessary to convey the Under Construction Properties as contemplated in Section 2.11.1 hereto.

          2.11.3 If the Seller of the Under Construction Properties shall have any dispute with any Construction
                    Service/Material Supplier referred to in Section 2.11.1.b above, and that dispute prevents the delivery of the properties or either of them free of any lien or claim, such Seller may deliver the property so affected subject to such lien or claim; provided however that:

                    a. by such Seller's "bonding off" or posting money with the Partnership's Title Insurer, such Title Insurer will "insure over" the lien or claim in question; and

                    b. such Seller diligently pursues the dispute to its conclusion.

          2.11.4 If for any reason (including the resolution of a dispute specified in Section 2.11.3 above) the Seller is required to pay more money (the "Excess") than is specified in the Contract Documents as they exist on the date of this Agreement, then if the Partnership determines that the Excess, when added to the Purchase Price specified in this

                    Agreement, results in an aggregate amount not in excess of fair market value of the property in question, the Purchase Price specified in this Agreement for the property in question will be increased by the amount of the Excess and the Base Annual Rent payable under the applicable Company Lease will be increased by an amount equal to the amount of the Excess times the Rate of Return.

          2.11.5 The Seller of the Under Development Properties agrees that nothing in this Section 2.11 shall lessen the Seller's obligations under other provisions of this Agreement or lower the requirements with respect to such Properties as specified therein.

          2.11.6 The Partnership, as purchaser of the Under Development Properties, intends to enter into a separate construction management agreement (the "CMA") with the Seller of such Properties (or an Affiliate of such Seller) with respect to the improvements specified in the Contract Documents. All parties to this Agreement agree with respect to the CMA:

                    a. Nothing in the CMA shall affect this Agreement or the obligations of the Sellers hereunder, or constitute the acceptance of title to the Properties affected thereby, or give any rights to any entities specified in Section 2.11.1.b above; and

                    b. No part of the sums paid to the Seller (or its Affiliate) under the CMA shall be considered as part of the Purchase Price of the Under Development Properties or be included in the calculation of the Base Annual Rent under the applicable Company Lease.

     3. STATUS OF TITLE TO PROPERTY

          3.1 STATE OF TITLE. At Closing, the Sellers shall own, beneficially and of record, good and marketable fee simple title to the Properties, subject only to the mortgages creating the Mortgage Debt listed on SCHEDULE 1.2 hereto and those covenants, conditions, restrictions and other matters affecting title as set forth in the land Title Commitments, UCC Searches and/or Surveys to be delivered to the Partnership hereunder and found to be acceptable to the Partnership under Section 3.3 hereto (the "Scheduled Exceptions"). The Mortgage Debt and Scheduled Exceptions are referred to collectively herein as the "Permitted Exceptions."

          3.2 PRELIMINARY EVIDENCE OF TITLE. Within no more than 30 days after the date hereof, the Sellers and the Partnership shall obtain, in a form acceptable to the Partnership, the following documents to evidence the condition of the title to each of the Properties:

                    3.2.1 Commitments (the "Title Commitments") to the Partnership for ALTA Form B (1987) Owner's Title Insurance Policies (and for any Properties located within the State of Texas the standard form of commitment for title insurance promulgated by the Texas State Board of Insurance) committing to insure, at standard rates, title to each Property as being good and marketable (except for Properties located within the State of Texas, in which case such title shall be good and indefeasible), subject only to the Permitted Exceptions, in the amount of the Purchase Price of each such Property, issued by a title company acceptable to the Company and the Partnership (the "Title Insurer"). The Title Commitments shall be effective as of the Closing Date, and shall reflect that fee simple title is held by the respective Seller. Each Owner's Title Insurance Policy to be issued to the Partnership at Closing pursuant to Section
                    7.2.2 below ("Title Insurance Policies") shall contain (to the extent available under applicable state law) an extended coverage endorsement over the general or standard exceptions which are a part of the printed form of the policy and subject only to the Permitted Exceptions. If available for a title insurance policy under applicable laws and regulations in the state of issuance, , each Title Insurance Policy shall, in addition, (a) include provisions for co-insurance, in such amounts of liability acceptable to the Partnership and the Company; (b) not contain any survey exception, (c) not contain any exceptions for (i) liens for labor or material, whether or not of record, (ii) parties in possession (other than Prior Occupants under the Leases, solely as such Prior Occupants), (iii) unrecorded easements, and (iv) taxes and special assessments not shown on the public records, (d) provide for the following endorsements:
                    (i) an access endorsement insuring that there is direct and unencumbered access to the land from all adjacent public streets and roads, (ii) a survey endorsement insuring that all foundations in place as of the date of such policy are within the lot lines and applicable setback lines, that the improvements do not encroach on adjoining land or any easements, and that there are no encroachments of improvements from adjoining land on any or the Properties or any part thereof, (iii) an ALTA Form 3.1 zoning endorsement insuring that the Properties are zoned for the buildings and the operation thereof as contemplated by the terms and provisions of this Agreement, (iv) a non-imputation endorsement, by which the Title Insurer waives any defense based upon knowledge of any person or entity (other than the knowledge of the Partnership or its designees), (v) a statement that each Property constitutes a separate lot of record and is separately assessed for real estate tax purposes, (vi) an endorsement commonly referred to as a "Fairway endorsement," providing among other things, that the Title Insurer waives any defense based on a dissolution or termination of the insured partnership or the formation of a new partnership solely by reason of one or more transfers of all or any part of the partnership interests of any one or more of the general partners of the insured to the Company or the Partnership and/or any one or more of the limited partners of the insured, and/or the transfer of any one or more of the limited partner's interests to the current general partner, the Company or the Partnership, and
                    (vii) such other endorsements as the Partnership and the Company may reasonably require.

                    3.2.2 Written results of searches reflecting any liens, judgements, tax liens, bankruptcies, and open dockets (the "UCC Searches"), conducted by a company reasonably acceptable to the Partnership. The UCC Searches shall name each Seller, Prior Occupant, and Property, and shall search the appropriate land records and central filing office for Uniform Commercial Code financing statements.

                    3.2.3 Legible copies of all documents of record referred to in any Title Commitment or disclosed by the UCC Searches, and all other documents evidencing or, to the extent in the possession or control of the Sellers, relating to, matters reflected in any Title Commitment or the UCC Searches.

                    3.2.4 Current ALTA/ACSM land title surveys (if available in the jurisdiction or their equivalent if not available in such jurisdiction) of each of the Properties (the "Surveys") dated on or after the date of this Agreement, certified to the Partnership and the Title Insurer (and such other persons or entities as the Partnership may designate) by a surveyor registered in the State where the Property is located. Each Survey shall be in form and substance acceptable to the Partnership and the Title Insurer, provided that the Partnership shall accept a recertified Survey on any Property if the Survey conforms with ALTA/ACSM standards and is acceptable to the Title Insurer.

          3.3 TITLE DEFECTS. The Partnership shall have the right to review the Title Commitments, UCC Searches or Surveys (or any revision or update of any of them) and to require the Seller to remove, correct, and cure any defects in the title or other such matters relating to the title that the Partnership determines, in its sole discretion, are unacceptable. The Partnership shall notify the Sellers in writing within ten (10) business days after the Partnership receives the Title Commitments, UCC Searches or Surveys, as the case may be, of any such defects or matters that the Partnership finds to be unacceptable, and, within sixty (60) days from the receipt of notice, such Sellers shall, (i) as to any such exception or other matter of a nonmonetary nature, use reasonable efforts to remove, correct and cure such defects or such other matters, and (ii) as to any such defect or other matter of a monetary nature, cause such lien or encumbrance or other matter to be discharged and released, in each case to the reasonable satisfaction of the Partnership. If such Seller fails to remove, correct and cure such defects or such other matters, the Partnership may, at its option and as its exclusive remedy, (x) terminate this Agreement, in which event this Agreement, without further action of the parties, shall become null and void and neither party shall have any further rights or obligations under this Agreement, (y) terminate this Agreement with respect to such Property and reduce the Aggregate Purchase Price by the Purchase Price for such Property with respect to which the Seller fails to correct and cure such defects or other such matters, or (z) elect to accept title to such Property and discharge or release any liens, encumbrances or other matters of a monetary nature and reduce the Aggregate Purchase Price by the amount necessary to correct or cure such monetary liens, encumbrances or other matters. If the Partnership fails to make any such election, the Partnership shall be deemed to have elected the option contained in clause (y).

     4.  CLOSING PRORATIONS AND ADJUSTMENTS

          4.1 PRORATIONS AND ADJUSTMENTS. All prorations and adjustments (the "Prorations") with respect to each Property, for the period up to and through the Closing Date, shall be the responsibility of or belong to the Sellers and all Prorations for the period after the Closing Date shall be the responsibility of or belong to the tenant under the applicable Company Lease.
 The Company and the Partnership shall have no responsibility for, and will receive no benefit from, the Prorations, and the Seller shall have liability for such Prorations. Such Prorations shall include, but not be limited to, the following:

                    4.1.1 real estate and personal property taxes and assessments;

                    4.1.2 common area maintenance fees and reimbursements for prior years property taxes payable by Prior Occupants;

                    4.1.3 the rent payable by Prior Occupants under leases in effect immediately prior to the Closing Date (the "Leases") as set forth on SCHEDULE 2.1 hereto;

                    4.1.4 the full amount of security deposits paid under the Leases, together with interest thereon if required by law or otherwise;

                    4.1.5 water, electric, telephone and all other utility and fuel charges (those that are meter read will be read by the appropriate utility and service transferred as of the Closing Date);

                    4.1.6    amounts due and prepayments under the Service
                    Contracts;

                    4.1.7    assignable license and permit fees;

                    4.1.8    other expenses of operation and similar items; and

                    4.1.9 all or any other disbursements, payments, and obligations relating to the Property.

                    4.1.10 notwithstanding the foregoing, any refunds of real or personal property taxes for tax years beginning prior to the Closing Date shall belong to Sellers, and if paid to the Partnership shall be promptly refunded by the Partnership to Sellers in cash.

                    4.1.11 with respect to Mortgage Debt, at the time of Closing, all obligations accrued up to the Closing Date, whether the same shall constitute principal, interest, or other payments, shall be paid by the Seller by way of a reduction to the Purchase Price for each Property in the amount of such obligations according to Section 1.4 hereof.

     5.   CLOSING

          5.1 CLOSING DATE. Provided that all conditions to closing have been satisfied or waived, the Closing of the transactions contemplated by this Agreement (each of the following being a "Closing") for (i) the acquisition of the Properties other than the Under Construction Properties shall occur on February 15, 1998, or such other time or place following the closing of the initial public offering of Initial Shares of the Company pursuant to the Registration Statement as the Sellers and the Partnership shall agree in writing, and for (ii) the acquisition of the Under Construction Properties shall occur within fifteen (15) business days of the completion of construction under the Contract Documents, or at such other time and place as the Sellers and the Company shall agree in writing. The Closing shall occur at the offices of Wilmer, Cutler & Pickering, 2445 M Street, N.W. Washington, D.C. 20037-1420, at 10:00 a.m. on the scheduled date of the Closing (the "Closing Date"). Notwithstanding the foregoing, the Partnership may reschedule the Closing Date (x) until ten (10) business days following the completion of any Seller's cure of any title defects pursuant to Section 3.3 hereto, and (y) up to an additional thirty (30) days if the Closing Date under this Agreement would conflict with the timing and completion of any other closing under any other agreement entered into by the Partnership to acquire properties.

          5.2  CLOSING DOCUMENTS

                    5.2.1 SELLERS. Not later than five (5) business days prior to the Closing Date, the Sellers shall deliver to the Company and the Partnership, to be held in escrow pending closing, the following:

                    a. special warranty deeds and assignments for the Properties;

                    b. executed copies of all Company Leases, effective at Closing;

                    c. any affidavits, certificates and other documents (including without limitation non-imputation affidavits and/or certificates) that are reasonably necessary for the Title Insurer to issue the Owner's Title Insurance Policies in the form and condition required by this Agreement;

                    d. evidence satisfactory to the Partnership that all mortgages and other indebtedness secured by the Properties that are not being specifically assumed or paid off by the Partnership on the Closing Date have been paid in full;

                    e. for each Seller that is a corporation, a corporate resolution authorizing the transactions contemplated by this Agreement, a certificate of good standing, a certified copy of its articles or certificate of incorporation and bylaws, and a certificate of incumbency certifying the titles and signatures of the corporate officers authorized to consummate the transactions contemplated hereunder on behalf of Seller and such other evidence of such Seller's power and authority as the Company or Partnership reasonably requests;

                    f. for each Seller that is a partnership or a limited liability company, a partnership resolution authorizing the transactions contemplated by this Agreement, a certificate of good standing, a certified copy of the partnership or operating agreement governing such Seller, and a certificate of incumbency certifying the titles and signatures of the general partners or members authorized to consummate the transactions contemplated hereunder on behalf of such Seller and such other evidence of power and authority of such Seller as the Company or Partnership reasonably requests;

                    g. for each Seller, an affidavit stating, under penalty of perjury, its U.S. taxpayer identification number and that it is not a foreign person within the meaning of
                         Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code");

                    h. agreements from each Prior Occupant who leases any Property terminating its Leases with Sellers and an estoppel certificate from such Prior Occupant stating that it has no claims under the Lease;

                    i. all of the original Leases, and copies, certified and warranted by Seller to be correct and accurate in all respects to the best of each Seller's knowledge, of any written Service Contracts and Management Contracts and any and all building plans, surveys, site plans, engineering plans and studies, utility plans, landscaping plans, development plans, specifications drawings, marketing artwork, construction drawings, soil tests, complete warranty book including all contractors and subcontractors and other documentation concerning all or any part of each Property to the extent that any of the foregoing documents are in the possession or control of Sellers;

                    j. any bonds, warranties or guaranties which are in any way applicable to any Property or any part thereof to the extent any of the foregoing are in the possession or control of Sellers;

                    k. If the Company or Partnership shall so request, each Seller shall deliver to the Company a letter (an "Estoppel Letter") in a form acceptable to the Company, dated not more than thirty (30) days prior to the Closing Date, from each Prior Occupant under each Lease. The Estoppel Letter shall be fully completed in a manner reasonably satisfactory to the Company, and with no modifications other than those reasonably acceptable to the Company. In the event Estoppel Letters in form and content reasonably satisfactory to the Company are not received by the Company and the Partnership within the time prescribed herein, then the Partnership and the Company, at their option and as a non-exclusive remedy, upon notice to the Sellers, may immediately terminate this Agreement, or may terminate this Agreement with respect to the relevant Property, in which case the Aggregate Purchase Price shall be reduced by the Purchase Price of such Property.

                    l.   [Intentionally Omitted]

                    m. an opinion of Seller's counsel substantially in the form attached hereto as EXHIBIT 5.2.1(m); and

                    n. all other documents reasonably required by the Partnership or the Company in connection with the transactions contemplated by this Agreement.

               5.2.2 PARTNERSHIP. At the Closing, the Partnership shall deliver the following:

                    a. an executed counterpart of the Partnership Agreement executed by the Company, as the General Partner of the Partnership;

                    b. for the Company, a resolution of its Board of Trustees authorizing the transactions contemplated hereby and a certificate of good standing from the State Department of Assessments and Taxation of the State of Maryland;

                    c. for the Partnership, evidence of the Partnership's authorization of the transactions contemplated hereby and a certified copy of the Partnership Agreement and a Certificate of Limited Partnership certified by the Secretary of State of Delaware; and

                    d. an opinion of Wilmer, Cutler & Pickering, substantially in the form attached hereto as EXHIBIT 5.2.2(d).

          5.3 CONDITIONS TO THE PARTNERSHIP'S OBLIGATION TO CLOSE. At the option of the Partnership, the obligations of the Company and the Partnership under this Agreement are subject to the satisfaction of the following conditions (unless explicitly waived in writing):

                    5.3.1 Each Seller shall have terminated such existing Management Contracts that Partnership has required, in writing, to be terminated prior to the Closing Date.

                    5.3.2 Each Seller shall have terminated all Leases prior to the Closing Date.

                    5.3.3 Each Seller shall have terminated such existing Service Contracts that the Partnership has required, in writing, to be terminated prior to the Closing Date.

                    5.3.4 Each and every representation and warranty of the Sellers contained in this Agreement is true, correct and complete in all material respects as of the date hereof and at all times through the Closing Date.

                    5.3.5 The Sellers shall have fully performed and satisfied each and every material obligation, term and condition to be performed and satisfied by them under this Agreement.

                    5.3.6 All consents, authorizations, certificates, Estoppel Letters, and approvals required to be obtained by the Sellers in connection with the Agreement shall have been obtained, including but not limited to all consents, approvals and authorizations (without any conditions or requirements) required to be obtained under any Mortgage, deed of trust or other instrument relating to any of the Properties or pursuant to which any of the Sellers are bound in order to complete the transactions contemplated under this Agreement.

                    5.3.7 The Company shall have completed the Company's initial public offering.

                    5.3.8 The Sellers shall have paid in full, other than the Mortgage Debt, which shall be paid off at Closing with purchase proceeds, all indebtedness secured by the Properties as required by the Company and Partnership and shall have provided the Company and Partnership with satisfactory evidence thereof, and to the extent that such Mortgage Debt is to be paid off following Closing, the mortgagee shall deliver pay-off letters to the Company and the Partnership no later than five (5) days prior to the Closing Date.

                    5.3.9 The condition of the Property shall not have materially changed.

                    5.3.10 The Partnership shall have received an Owner's Title Insurance Policy (or marked-up commitment therefor) for each Property insuring fee simple title to such Property in the amount of the Purchase Price of such Property subject only to Permitted Exceptions, and otherwise in the form and condition required by this Agreement;

                    5.3.11 If the Sellers do not deliver completed SCHEDULES to the Company and Partnership at the time of the execution of this Agreement, the Sellers shall deliver to the Company and Partnership, in substantially completed form, all SCHEDULES required by this Agreement within fifteen (15) business days after the date of the execution of this Agreement.

                    5.3.12 The Sellers shall have delivered to the Company all closing documents required by Section 5.2.1 hereof.

                    5.3.13 The Partnership shall enter into a Company Lease for each Property with each Seller or Seller's Affiliate.

                    5.3.14 Quality Nissan, Inc. shall have exercised its option to and shall have closed the acquisition (in fee simple title) of the parcel of the Quality Nissan, Inc. Property currently subject to the ground lease by and between Quality Nissan, Inc. (tenant) and John W. Adams, Eleanore A. Braly, Trustee of the Eleanore A. Braly Trust, Romie G. Carpenter, Melody Lynn Goff, and Selden Simpson (landlords) dated March 1, 1994.

          5.4 CONDITIONS TO THE SELLER'S OBLIGATION TO CLOSE. The obligations of the Seller under this Agreement are subject to the satisfaction of the following conditions (unless explicitly waived in writing):

                    5.4.1 Each of the representations and warranties of the Partnership contained in this Agreement is true, correct and complete as of the date hereof and at all times through the Closing Date.

                    5.4.2 The Partnership and the Company shall have fully performed and satisfied each and every obligation, term and condition to be performed and satisfied by them under this Agreement.

                    5.4.3 The Company shall have completed its initial public offering pursuant to the Registration Statement.

                    5.4.4 All consents, authorizations and approvals required to have been obtained by the Company and the Partnership in connection with this Agreement shall have been obtained.

                    5.4.5 The Sellers shall have obtained approvals to the purchase and sale of the Properties under this Agreement, if any are required, from any third party, including (i) franchisors under the franchise agreements between any Seller and any automobile manufacturer (the "Franchise Agreements") and (ii) Texas Commerce Bank, N.A.

                    ("TCB"), under the revolving credit agreement dated June 26, 1997, by and between Cross-Continent Auto Retailers, Inc. and TCB.

                    5.4.6 The Sellers and the Partnership shall have entered into the CMA referred to in Section 2.11.6 hereof.

                    5.4.7 The Partnership shall enter into a Company Lease for each Property with each Seller or Seller's Affiliate.

          5.5  TRANSACTION COSTS.

          5.5.1 The Sellers shall pay all costs (including, but not limited to, any recordation and transfer taxes, surveys, title insurance (including all special endorsements (except that the Company or the Partnership shall pay for the survey endorsement, if requested pursuant to Section 3.2.1(d)(ii) hereof, for each of such Properties located within the State of Texas, and the Company or Partnership shall pay for the zoning endorsement and the survey endorsement, if requested, for the Property located in Colorado)), searches made pursuant to Section 3.2.2 hereof, fees and expenses of going to record) in connection with the transfer by the Sellers of the Properties (collectively referred to as the "Closing Costs"). The Company and the Partnership shall bear the cost of their due diligence activities.

          5.5.2 The Sellers shall pay all prepayment penalties, premiums, lender's consent fees or other such charges ("Consent Fees") imposed in connection with the transactions contemplated hereby.

          5.5.3 Except as specified above and elsewhere in this Agreement, each party shall bear and pay its expenses in connection with this Agreement and the transactions contemplated herein, including the fees of their respective professional advisors.

     6.  CASUALTY LOSS AND CONDEMNATION

          6.1 CASUALTY. Prior to Closing, all risk of loss shall belong to the Sellers. If, prior to Closing, the Properties or any part thereof shall be destroyed or materially damaged by fire or other casualty, the Seller of such Property shall repair such damage prior to Closing to the reasonable satisfaction of the Partnership, at no cost or expense to the Company or the Partnership, in which event the proceeds of any insurance applicable thereto shall be paid to the Seller. Seller shall, at Closing and thereafter, execute and deliver to the Partnership all required proofs of loss, assignments of claims and other similar items. Notwithstanding anything herein to the contrary, in the event such loss or casualty shall constitute a total or substantial loss or casualty or, in the opinion of the Company, in its reasonable discretion, shall render the Property unsuitable for its intended purpose for a period of one hundred twenty (120) days or longer, then the Company and the Partnership, at their option, may terminate this Agreement with respect to such Property upon notice to the Seller, and reduce the Aggregate Purchase Price by the Purchase Price of such Property.

          6.2 CONDEMNATION OR TAKING. If, prior to Closing, any Property or any part thereof shall be condemned or taken and such condemnation or taking materially interferes with the existing business use of the Property, the Company and the Partnership may (i) terminate this Agreement either as to all the Properties or solely as to such Property, in the discretion of the Partnership and the Company, or (ii) complete the transactions contemplated by this Agreement notwithstanding such condemnation. If the Company and the Partnership elect to complete the transactions contemplated hereby, the Partnership shall be entitled to receive the condemnation proceeds and the appropriate Seller shall, at Closing and thereafter, execute and deliver to the Partnership and the Company all required assignments of claims and other similar items. If the Partnership and the Company elect to terminate this Agreement, then upon written notice to the Sellers and without further action of the parties, this Agreement shall become null and void and no party shall have any rights or obligations under this Agreement. If the Partnership and the Company elect to terminate this Agreement solely with respect to the affected Property, the Aggregate Purchase Price shall be reduced by the Purchase Price of such Property.

     7. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          The Sellers, jointly and severally, represent and warrant to the Company and the Partnership that, except as described on the SCHEDULES attached hereto and incorporated by reference herein, the following are true, complete and correct as of the date of this Agreement and as of the Closing
Date:

          7.1 ORGANIZATION. Each Seller is duly organized and validly existing and in good standing under the laws of the state of its organization, and has all requisite power and authority to own or lease and operate its properties (including the Properties) and assets and conduct its business in the manner in which they are being owned or leased and operated and conducted, as the case may be. Each Seller is duly qualified and authorized and is in good standing in all jurisdictions where its ownership, lease or operation of assets and properties (including the Properties) or the conduct of its business requires such qualification or authorization.

          7.2 AUTHORITY. The execution and delivery of this Agreement and all agreements, documents and instruments contemplated hereby and the performance of all transactions contemplated herein or therein, have been duly and validly authorized by all requisite partnership, corporate or trust action, as the case may be, and by the requisite general partners, the board of directors, stockholders, or trustees of each Seller, as the case may be. This Agreement and the agreements, documents and instruments executed and delivered in connection herewith constitute the legal, valid and binding obligations of the Sellers, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that rights to indemnification and sale and purchase under or contemplated by this Agreement or such other agreements may be limited by federal or state securities laws or public policy relating thereto. To the knowledge of the Sellers, none of the Sellers are required to obtain any consent, authorization, approval or waiver from any governmental agency or authority or from any third party in connection with the execution and delivery of, and the performance of the obligations to be performed under, this Agreement and the documents and instruments executed and delivered in connection herewith, or if any of the foregoing is required, it has been obtained; except for any approval of a holder of the Mortgage Debt, of TCB under the revolving credit agreement, or of a franchisor under any Franchise Agreement, which approval Seller shall use its best efforts to obtain prior to Closing.

          7.3 INTEREST IN CONTRIBUTED PROPERTIES. Each Seller is the record and beneficial owner of, and has good and marketable and insurable fee simple title (except with respect to that portion of the Quality Nissan, Inc. Property in Amarillo, Texas which is currently subject to a ground lease by and between Quality Nissan, Inc. (tenant) and John W. Adams, Eleanore A. Braly, Trustee of the Eleanore A. Braly Trust, Romie G. Carpenter, Melody Lynn Goff, and Selden Simpson (landlords) dated March 1, 1994, which parcel is to be acquired in fee simple title by Quality Nissan, Inc. from such landlords prior to the Closing Date hereof) to, the interests in the Properties set forth opposite such Seller's name on SCHEDULE 1.2, free and clear of all liens, options, adverse claims or encumbrances, except the Permitted Exceptions, and SCHEDULE 1.2 is true, accurate and complete in all material respects as to each seller. Between the date hereof and the Closing Date, no liens, claims or encumbrances will be created or permitted to be created on any Property other than the Permitted Exceptions. Prior to or at the Closing all monetary encumbrances on any Property, other than the Permitted Exceptions, shall be duly canceled, removed and discharged of record, and proof thereof satisfactory to the Title Insurer, the Company and the Partnership shall be delivered to the Company and the Partnership.
Except for Prior Occupants, there are no parties in possession of any part of the Properties as of the Closing Date, and there are no other rights of possession, or agreements providing for the sale, assignment or transfer of title to any Property or portion thereof (other than this Agreement), which have been granted to any third parties. Such Seller has the full power, capacity and authority to sell, transfer and assign the legal and equitable ownership of his/her or its interest to the Partnership as provided in this Agreement, and the Sellers have not entered into any agreement and have no knowledge of any agreement or understanding to issue any additional interests in any Seller (other than Cross-Continent Auto-Retailers, Inc.) to any other person or entity.

          7.4 NO DEFAULTS. No Seller, or party thereto, is in default of any of its material obligations under any agreement, franchise, license, contract, deed, mortgage, lease, instrument, certificate, affidavit or covenant affecting title to the Properties, whether or not listed on SCHEDULE 7.17(a) hereto; (b) no Seller, or party thereto, is in material default or breach under any Service Contract; (c) no Seller, or party thereto, is in material default or breach under any Management Contract; and (d) except as disclosed on Schedule 7.5, there are no judgments, orders, decrees or settlement agreements to which any Seller is a party or by which any Property is bound or will be bound after the Closing.

          7.5     NO LITIGATION; NO CONDEMNATION.  Except as set out on
SCHEDULE 7.5, there are no actions, suits, proceedings or claims pending, or to the knowledge of any Seller, threatened or contemplated, with respect to or in any manner affecting the Properties, or any Seller's interest therein; or the ability of any Sellers to complete the transactions contemplated by this Agreement or which could prevent any Seller from satisfying its obligations under this Agreement. No Seller has received notice of any pending or threatened condemnation or similar proceedings or special assessments affecting the Properties, or any part thereof.

          7.6 NO VIOLATION. Except for the required approval of the holder of the Mortgage Debt, TCB under the revolving credit agreement, and the respective franchisor of each Seller to any Seller's performance under this Agreement, the execution and delivery of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith, the consummation of the transactions contemplated hereby or thereby, and the operation of any Property shall not: (a) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement, contract, mortgage, deed, lease, license, franchise or instrument to which any Seller is a party or is subject or to which any Property is subject; (b) to Sellers' knowledge, violate any agreement, contract, mortgage, deed, lease, license, franchise, restriction, easement, restrictive covenant, or instrument to which any Seller or any Property is subject; (c) to Sellers' knowledge, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order; (d) with respect to each Seller that is an entity, violate any provision of its charter, bylaws or other organizational document; (e) except as to any indebtedness in respect of which the consent of the lender shall have been obtained prior to the Closing Date, result in the acceleration of any indebtedness or any encumbrance pertaining to any Seller or any Property, or the cancellation of any contract, agreement, franchise, license, instrument or lease pertaining to any Property (other than as specifically requested by the Company or the Partnership pursuant to this Agreement); except that, if any Seller discovers during the Due Diligence period that an approval to Seller's execution, delivery, or performance of this Agreement is required from any third party, such Seller shall have a period of fifteen (15) business days or until five (5) days before the Closing Date, which ever period is shorter, to obtain such approval; or (f) except as to any Permitted Exceptions, result in the creation of any lien, encumbrance or security interest upon any Property. Except as set out on SCHEDULE 7.5, none of the Sellers have received any written notice of any violation (both as to condition of the Property and use) of any applicable laws, statutes, ordinances, codes (including, but not limited to, zoning, building, subdivision, pollution, environmental protection, water disposal, health, fire and safety engineering codes, and laws and regulations with respect to the submetering of any utilities serving any Property), and the rules and regulations of, by governmental authority having jurisdiction over the Properties.

          7.7 REQUIRED OBLIGATIONS. The Sellers have paid and performed all material obligations relating to the Properties required to have been paid or performed prior to the date hereof and prior to the Closing Date, including but not limited to all principal installments, interest payments, taxes, penalties and other charges in connection with all indebtedness relating to or secured by any of the Properties or an interest in any of the Properties.

          7.8 CONDITION OF PROPERTIES. No Seller has been notified that the structural, mechanical, electrical, plumbing, roofing and other major systems on any Property and items of equipment and components located thereon, require to be replaced or are in need of material repair.

          7.9 WARRANTIES. The Sellers have not released or modified any warranties of builders, contractors, manufacturers or other tradespersons that have been given to any Seller without the consent of the Company or the Partnership.

          7.10 UTILITIES. Usable sanitary and storm sewers and public water, and electrical utilities (collectively, the "Utilities") of adequate capacity required for the operation of the Properties, are installed in, and are duly connected to, the Properties and can be used without any charge except the normal user charges for sanitary sewers and the normal and usual charges imposed for public water, gas and electric utilities.

          7.11 ZONING. Each Property is currently located in the areas zoned for its current use which classification permits the development, use and operation of the improvements on such Property as such improvements currently are being used without special exception or permit. The Sellers have no knowledge of any threat of, and have not received written notice of, any proceeding to change adversely or down-zone the existing zoning classification as to any portion of any Property.

          7.12 IMPROVEMENTS. To Sellers' knowledge, all improvements on the Properties have been constructed in accordance with, and substantially comply with, all requirements of all applicable laws, ordinances, regulations and orders, including without limitation applicable zoning, building and fire safety codes and all restrictive covenants, if any, and other easements, encumbrances or agreements affecting title to any Properties or improvements. For purposes of this Section 7.12, "substantially" means that Sellers shall not be permitted to engage in even de minimis non-compliance with applicable laws, ordinance, regulations and orders if such de minimis non-compliance could result in any governmental, administrative or other authority executing any penalty, fine, remedy or other disciplinary action against such Seller or such Seller's Business (as defined in the Company Lease).

          7.13    ENVIRONMENTAL MATTERS.

                    7.13.1  For purposes of this Agreement:

                    a. "Environmental Claim" means any claim, action, cause of action, investigation, or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, or civil or criminal penalties) arising out of or resulting from (i) the actual or alleged presence or release into the environment of any Substance of Concern at any location, whether or not owned or operated by the Seller, or (ii) circumstances forming the basis of any actual or alleged violation of any Environmental Law.

                    b. "Environmental Laws" means all federal, state, local, and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, wetlands, land surface, subsurface strata, and indoor and outdoor workplace), including, without limitation, (i) laws and regulations relating to emissions, discharges, releases, or threatened releases of Substances of Concern, and (ii) common law principles of tort liability.

                    c. "Substances of Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials or genetically modified organisms, which are, have been or become regulated by any federal, state or local government authority including, without limitation, (i) petroleum or any fraction thereof, (ii) asbestos, (iii) any substance or material defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section

                         9601), or (iv) any substance or material defined as a "hazardous chemical" pursuant to the federal Hazard Communication Standard (29 C.F.R. Section 1910.1200).

                    7.13.2 To the Sellers' knowledge, each Seller and Property are in full compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, possession by each Seller of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. No Seller has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that such Seller or Property is not in full compliance with the Environmental Laws, and, to the Sellers' best knowledge after due inquiry, there are no circumstances that may prevent or interfere with such full compliance in the future.

                    7.13.3 There is no Environmental Claim pending (or to any Sellers' knowledge threatened) against any Seller or, to each Seller's best knowledge after due inquiry, against any person or entity whose liability for any Environmental Claim any Seller has retained or assumed either contractually or by operation of law.

                    7.13.4 To the Sellers' knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence, or disposal of any Substance of Concern, at or relating to any of the Properties that could form the basis of any Environmental Claim against any Seller or, to each Seller's best knowledge after due inquiry, against any person or entity whose liability for any Environmental Claim any Seller has retained or assumed either contractually or by operation of law.

                    7.13.5 Without in any way limiting the generality of the foregoing, to the best of any Seller's knowledge, (a) all on-site and off-site locations where any Seller has treated, disposed, or arranged for the disposal of Substances of Concern or stored hazardous wastes (as defined under the Resource

                    Conservation and Recovery Act or analogous state
                    laws) are identified in SCHEDULE 7.13.5(a); (b) no Property has any underground or aboveground storage tanks, whether or not currently in use, and, no underground or above ground storage tank that has been removed from any Property has leaked; (c) there is no asbestos contained in or forming part of any building, building component, structure or office space on any Property; (d) no polychlorinated biphenyls (PCBs) are used or stored on any Property; (e) the Sellers have previously provided to the Company copies of all environmental audit reports, Phase I and Phase II investigation reports, technical reports regarding environmental sampling results, and similar environmental reports in the possession of the Sellers or their contractors or agents relating to any Property; and (f) all permits and other governmental authorizations currently held by any Seller for any Property pursuant to the Environmental Laws are identified in SCHEDULE 7.13.5(f).

          7.14 INSURANCE. SCHEDULE 7.14 contains a complete and correct description of all policies of insurance presently maintained by the Sellers with respect to all Properties and the operations thereof. To the knowledge of the Sellers, each Seller and Property is in compliance with the requirements of each such policy, there is no violation of any of the provisions thereof, and each such policy is in full force and effect. No Seller has received from any insurance company which carries underwriters insurance on any Property, or any Board of Fire Underwriters, any notice of any defect or inadequacy in connection with any Property or its operation which, since the date of such notice, has not been corrected.

          7.15 COMPLIANCE. To each Seller's knowledge, each Seller has complied in all material respects with all laws, ordinances, rules, regulations and orders of all governmental authorities applicable to the ownership, management, operation, construction, maintenance and repair of any Property.

          7.16    LEASES.

                    7.16.1 Copies of all Leases for each of the Properties and all parts thereof, as amended through the date hereof have been made available to the Company and the Partnership; such copies are and shall be, in all material respects, true, accurate and complete records of all agreements and understandings with respect to the use or lease of all or any portion of any of the Properties or otherwise constituting Leases that are currently outstanding including all amendments and modifications thereto.

                    7.16.2 SCHEDULE 2.1 contains a true, complete and correct list of all current Leases for the Properties or any part thereof.

                    7.16.3 No Prior Occupant has an option or right of refusal to purchase any Property or any part thereof.

                    7.16.4 Except as specified in the Estoppel Letter approved by the Company and sent to a Prior Occupant, no Prior Occupant is entitled to any rebate, concession, deduction or offset.

                    7.16.5 Except as specified in the Estoppel Letter approved by the Company and sent to a Prior Occupant, no Prior Occupant has paid any rent, additional rent or other charge of any nature for a period of more than thirty (30) days in advance.

                    7.16.6 No Prior Occupant has any claim or basis for any claim for reduction, deduction or set-off against the landlord or the rent under such Lease.

                    7.16.7 No Seller or Affiliate has refused to execute and deliver the Company Lease at Closing, or no Prior Occupant has refused to vacate its premises or such Property, or otherwise to cease occupancy of its premises or such Property.

                    7.16.8 Except as set forth on SCHEDULE 2.1, the Seller is the landlord under the Leases.

          7.17 SERVICE CONTRACTS; MANAGEMENT CONTRACTS. SCHEDULE 7.17(a) is a list of all contracts affecting or pertaining to the Properties or Sellers' Business that have a monetary obligation of at least $25,000 per year and are not cancellable without penalty by Sellers upon notice of one year or less, including all employment, union, purchase, service and maintenance agreements, leasing agreements, listing agreements, equipment leases, utility contracts, licensing or leasing contracts for personal property, and any other agreements, contracts, licenses and permits of any kind affecting or pertaining to the Properties or any part thereof (the "Service Contracts"), and including a list of all management contracts relating to the Properties (the "Management Contracts"). There will be no contract or agreement in effect, between Seller and any third party for the management or leasing of any Property other than the Management Contracts and no leasing commission is due and owing. Each of the Service Contracts is in full force and effect and constitutes the legal, valid and binding obligation of the respective parties thereto, enforceable in accordance with its terms, and has not been modified, amended or extended. Each of the Management Contracts is in full force and effect and constitutes the legal, valid and binding obligation of the respective parties thereto, enforceable in accordance with its terms, and has not been modified, amended or extended.

          7.18 PERMITS. All permits, licenses, inspections and other approvals from all applicable governmental authorities having jurisdiction over each Seller and Property that are necessary in connection with the operation of the use, ownership and operation of each Property as it is currently used, have been obtained and are in full force and effect.

          7.19 OTHER LIABILITIES. Other than the Mortgage Debt, there are no debts, liabilities or obligations (whether known or unknown, disputed or undisputed, fixed, contingent or otherwise) associated with or relating to any of the Properties, or secured by any of the Properties.

          7.20 TAX MATTERS. The Sellers or their Designees have relied solely on their own counsel for advice on any and all federal, state and local tax matters relating to this Agreement and the transactions contemplated herein and have not relied on any advice or representations of the Company, the Partnership, or their counsel with respect to any federal, state and local tax matters relating to this Agreement or the transactions contemplated herein.

          7.21 TAXES. The Sellers have filed all federal, state and local tax returns required to be filed by the Sellers. With respect to any periods prior to the Closing Date, each Seller (i) has no knowledge of any unpaid taxes that would create a lien on any Property, and (ii) has paid in full all taxes and assessments payable or is diligently pursing with the appropriate authority any dispute such Seller has regarding any unpaid taxes or assessments as of the Closing Date.

          7.22 SPECIAL FILINGS. No Seller is required to submit any notice, report or other filing to any governmental or regulatory authority in connection with the execution, delivery or performance of this Agreement or any document or instrument executed and delivered in connection herewith or the consummation of the transactions contemplated hereby other than the filing of the tax returns required by the terms of this Agreement and the filing of an 8-K notice with the Securities and Exchange Commission.

          7.23 BOOKS AND RECORDS. The books and records of each Seller with respect to each Property, all of which have been or will be made available to the Company and the Partnership, are, and will be at all times until Closing, complete and correct in all material respects. All of such books and records shall be made available to the Company for examination prior to the Closing.

          7.24 NO BROKERS. No Seller has dealt with any agent, broker or other person acting pursuant to express or implied authority of any Seller (each a "Broker"), and no person or entity is entitled to a commission or finder's fee in connection with the sale and purchase described by this Agreement or will be entitled to make any claim against the Company, or the Partnership for a commission or finder's fee by reason of any Seller having engaged such Broker.

          7.25 ALL MATERIAL INFORMATION. With respect to all information, statements, representations and warranties made herein, any agreements or documents contemplated hereby, any schedules or exhibits hereto, and any certificates or instruments delivered in connection herewith, the Sellers hereby represent and warrant that no information, statement, representation or warranty herein or therein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which made, not misleading; or necessary in order to provide the Partnership or the Company with true, accurate and complete information. No Seller has knowledge or information of any facts, circumstances or conditions which do or could (whether by the passage of time or the giving of notice or both) materially and adversely affect any Property or the operation or intended use of the same.

          7.26 SURVIVAL OF WARRANTIES, REPRESENTATIONS AND COVENANTS. The foregoing representations and warranties shall not be affected by any investigation or verification made by or on behalf of the Company or the Partnership. The representations, warranties and covenants of Sellers made in this Agreement shall survive the Closing and consummation of the transactions contemplated hereby, and shall remain in full force and effect so long as the Company or the Partnership provides the Sellers with written notice of any breach, violation or right to indemnification thereunder within a period ending 24 months from the date of this Agreement, except that in the case of any claim arising out of the representations or warranties herein relating to
Section 7.13 (Environmental Matters) and Section 7.21 (Taxes), such representations and warranties shall survive in each case until the applicable statute of limitations has run. After Closing, neither the Company nor the Partnership shall prosecute any claim against any Seller for a breach of the foregoing representations and warranties if the Company or the Partnership have obtained knowledge of such breach prior to Closing.

     8.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PARTNERSHIP

     The Partnership and the Company, jointly and severally, represent and warrant to the Seller that the following are true, complete and correct as of the date of this Agreement and as of the Closing:

          8.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of the Company and the Partnership (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization,
(ii) has all requisite power and authority to carry on its business and own or lease and operate its assets and properties in the manner in which it is being conducted and owned or leased and operated, as the case may be, and
(ii) is duly qualified and authorized to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of its properties or assets or the conduct of its business requires such qualification or authorization.

          8.2 AUTHORIZATION. The execution and delivery of this Agreement and all agreements, documents and instruments contemplated hereby and the performance of all transactions contemplated herein or therein, have been duly and validly authorized by all requisite action by the Company and its board of trustees; and by all requisite action of the Partnership. This Agreement and the agreements, documents and instruments executed and delivered in connection herewith constitute the legal, valid and binding obligation of each of the Company and the Partnership, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that rights to indemnification and sale and purchase under or contemplated by this Agreement or such other agreements may be limited by federal or state securities laws or public policy relating thereto. To the knowledge of the Partnership, the Partnership is not required to obtain any consent, authorization, approval or waiver from any governmental agency or authority or from any third party in connection with the execution and delivery of, and the performance of the obligations to be performed under, this Agreement and the documents and instruments executed and delivered in connection herewith, or if any of the foregoing is required, it has been obtained.

          8.3 NO VIOLATION. The execution and delivery of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith, the consummation of the transactions hereby or thereby, and the operation of any Property shall not: (i) conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement, contract, Mortgage, deed, lease, license, franchise or instrument to which the Company or the Partnership is a party or is subject; (ii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order to the Company or the Partnership; or (iii) violate any provision of the organizational documents of the Company or the Partnership.

          8.4 TAX STATUS. As of the Closing, the Partnership will be qualified as a partnership for Federal income tax purposes, and the Company will be qualified as a real estate investment trust organized under the laws of the State of Maryland.

          8.5 NO LITIGATION. Neither the Partnership nor the Company is involved in any pending or, to its knowledge, threatened litigation that would materially or adversely effect its operations or financial condition or the ability to perform under this Agreement or the Partnership Agreement.

          8.6 NO BROKERS. Neither the Partnership nor the Company has dealt with any agent, broker or other person acting pursuant to express or implied authority of either such party, and no person or entity is entitled to a commission or finder's fee in connection with the transactions contemplated by this Agreement or will be entitled to make any claim against any Seller for a commission or finder's fee by reason of the Company or the Partnership having engaged him/her/it.

          8.7 SURVIVAL. The representations and warranties of the Company and the Partnership made in this Section 11 shall survive the Closing and consummation of the transactions contemplated hereby, and shall remain in full force and effect so long as the Seller provides the Company or the Partnership with written notice of any breach, violation or right to indemnification thereunder within a period ending twenty-four (24) months from the date of this Agreement. After Closing, the Seller shall not prosecute any claim against the Company or the Partnership for a breach of the foregoing representations and warranties if the Seller obtained knowledge of such breach prior to Closing.

     9.  COVENANTS

          9.1 COVENANTS OF THE COMPANY AND THE PARTNERSHIP. Each of the Company and the Partnership hereby covenants as follows:

                    9.1.1    If this Agreement is terminated for any reason,
                    (a) the Partnership and the Company shall promptly return to Sellers all materials furnished by Sellers to the Partnership and the Company pursuant to this Agreement, and
                    (b) the Partnership and the Company shall promptly restore the Properties to substantially the same condition in which they existed immediately before any physical tests conducted by or on behalf of the Partnership and the Company pursuant to the purposes of this Agreement.

                    9.1.2 Prior to the Closing Date, except as may be required to be disclosed by law (including federal and state securities laws, and the rules and regulations thereunder), regulation or legal process, or unless otherwise consented to in writing by the Sellers, which consent shall not be unreasonably withheld, the Partnership and the Company shall keep all information learned by the Partnership and the Company in connection with the Properties or any operation thereof confidential.

                    9.1.3 In connection with inspection of the Properties, the Partnership and the Company shall not unreasonably interfere with any Prior Occupants or any Seller's business operations.

                    9.1.4 The Partnership shall not sell, repay Mortgage Debt, finance, refinance or otherwise take any actions that are prohibited with respect to any specified Properties to the extent described on SCHEDULE 9.1.4. Notwithstanding the provisions of this Section, the Partnership may (A) at any time, sell or exchange one or more of the Properties in a "like kind exchange" under Section 1031 the Code (or any successor or similar section) in which no gain is recognized by the Partnership and reasonable provisions are made (such as by substituted debt) to avoid triggering gain to the Seller. Notwithstanding the provisions of this Section, the Company may sell the Properties which relate to the: (1) closure of the Dealership on such Property due to termination of the Franchise Agreement, (2) sale of the Dealership on such Property, or (3) closure of the Dealership on such Property for any reason if a new Dealership does not open on such Property with 24 months, unless expressly waived by the Company.

                    9.1.5    [Intentionally Omitted]

                    9.1.6 The parties acknowledge and agree that the Sellers and their affiliates are required under this Agreement and the Company Leases to provide to the Company certain confidential financial information (the "Confidential Information") with respect to the business conducted on the Leased Properties. The Company agrees to use the Confidential Information solely for the purposes of monitoring compliance with the terms of this Agreement and the Company Leases, and the Confidential Information shall be disclosed only to those of the Company's employees, advisors and consultants to whom it is necessary for such purposes. Moreover, the Company will use its best efforts to implement policies and procedures at the Board of Trustees level so as to minimize the disclosure of Confidential Information to Trustees having interest in businesses that compete with the Sellers and their affiliates.

                    9.1.7 Between the date of this Agreement and the Closing Date, the Partnership and the Company will use their best efforts to cause the conditions in this Agreement to be satisfied.

                    9.1.8 Except as otherwise required under this Agreement, the Partnership shall pay-off the Mortgage Debt at Closing and obtain and record full releases of such Mortgage Debt.

          9.2 COVENANTS OF THE SELLERS AND THE CONTRIBUTING ENTITIES. The Sellers hereby covenant and agree as follows:

                    9.2.1 If this Agreement is terminated as to all Properties for any reason, the Sellers shall promptly return to the Company or the Partnership, as the case may be, all materials furnished by the Company or the Partnership, to such Sellers pursuant to this Agreement.

                    9.2.2 Each Seller shall keep all information relating to the Partnership or the Company or any operation thereof confidential.

                    9.2.3 In the event that facts or circumstances are discovered or develop that could form the basis of an Environmental Claim with respect to a specific Property or Properties, the Seller(s) of such Property or Properties shall take all actions necessary to fully address such circumstances, including, without limitation, providing notice to appropriate governmental authorities; conducting environmental studies, sampling and testing procedures; taking remedial action; and modifying operations or physical facilities to otherwise eliminate potential liability and ensure full compliance with the Environmental Laws. Without limiting the foregoing, each Seller shall ensure that it has identified any underground storage tanks ("USTs") used in conjunction with its operations and that all registration, investigation, remedial action and technical upgrade requirements have been complied with fully in respect of each such UST.

                    9.2.4 Between the date of this Agreement and the Closing Date, Sellers shall use their best efforts to cause the conditions in this Agreement to be satisfied.

          9.3 NO CLAIM AGAINST PROPERTY. Each Seller hereby represents, warrants, covenants and agrees that, as of the Closing Date, each Seller: (i) will have no claim of any kind or nature against any Property by reason of the execution of this Agreement; and (ii) hereby waives, releases and discharges any claim any Seller has or may have with respect thereto. Notwithstanding

Section 7.26, this representation, warranty, covenant and agreement shall survive the closing of the transactions contemplated hereby and shall continue in effect.

     10.   DUE DILIGENCE PERIOD

          10.1 DUE DILIGENCE PERIOD. The period from the date hereof until the Closing Date is referred to herein as the "Due Diligence Period."

          10.2 ACCESS TO PROPERTIES AND MATERIALS. During the Due Diligence Period and upon twenty-four (24) hours prior notice, the Company and the Partnership and their agents, engineers, surveyors, appraisers, auditors, counsel and other representatives shall have the right to enter upon the Properties to inspect, examine, survey, obtain engineering inspections and environmental studies, appraise, and otherwise do that which, in the opinion of the Partnership and the Company, is necessary to determine the boundaries, acreage and condition of the Properties and to determine the suitability of the Properties for the uses intended by the Partnership (including, without limitation, inspect, review and copy any and all documents in the possession or control of Sellers, or their respective agents, contractors or employees, and which pertain to the construction, ownership, title, use, occupancy or operation of the Properties or any part thereof). During the Due Diligence Period, the Sellers, at their expense and at such times as will not unreasonably interfere with the business being conducted on the Property or hinder the Partnership's due diligence review, shall make available to the Company and the Partnership copies or originals of all of their respective books, files and records relating in any way to the Properties, complete copies (or originals when requested) of all title information and title insurance policies, easements, leases, brokerage agreements, licenses, permits, surveys, zoning information, environmental reports, structural reports, violation or default notices, contracts, tax bills and assessments, information regarding pending or threatened claims, suits or proceedings, and all consents and other documents required to be obtained for the completion of the transactions contemplated hereunder.

          10.3 ADJUSTMENT FOLLOWING DUE DILIGENCE. If the Company or Partnership determines that one or more representations or warranties or any information included on any SCHEDULE relating to any Property is incomplete or inaccurate in any material respect (the "Non-Conforming Property"), the Company shall have the option to: (a) proceed with the transactions contemplated hereby, (b) declare this Agreement null and void in which case no party shall have any rights or obligations under this Agreement, or (c) terminate this Agreement with respect to such Non-Conforming Property and proceed with the transactions hereby with respect to the other Properties, in which case the Aggregate Purchase Price shall be reduced by the Purchase Price of such Non-Conforming Property. Notwithstanding anything herein to the contrary, if the Partnership excercises its rights under Section 10.3(c) above with respect to any Non-Conforming Property other than due to a title defect (pursuant to Section 3.3) or a misrepresentation or breach of any environmental representation, warranty or covenant (as set forth in Section 7.13), then the Sellers shall have the option of declaring this Agreement null and void with respect to all Properties.

     11.  DEFAULTS AND REMEDIES

          11.1 INDEMNIFICATION BY SELLERS. The Sellers, jointly and severally (each, for purposes of Sections 11.1 and 11.2, a "Seller Indemnifying Party"), shall indemnify, defend and hold harmless the Partnership, the Company and their respective shareholders, partners, trustees, officers, agents, representatives, employees, Affiliates, successors and assigns (collectively, for purposes of this paragraph, the "Company Indemnified Parties") from and against any and all losses, damages, claims, liabilities, actions, suits, proceedings and reasonable costs and expenses of investigation or defense thereof, including reasonable attorneys' fees payable as incurred, arising out of or relating to any (a) misrepresentation or breach of warranty by any Seller or nonfulfillment of any covenant or agreement to be performed or complied with by such Seller under this Agreement and any agreement, document, instrument, certificate, schedule or exhibit contemplated hereby; (b) untrue or incomplete statement of a material fact contained in any statement or information provided by any Seller or based on any omission to state therein a material fact required to be stated therein or other information necessary to make the statements therein not misleading, to the extent such alleged untrue or incomplete statement or omission was made with any Seller's knowledge that the statement was untrue or incomplete or omitted to state a material fact; (c) any debts, liabilities or obligations (whether known or unknown, disputed or undisputed, fixed, contingent or otherwise) associated with or relating to any of the Sellers, their officers, directors, partners, trustees or Affiliates or the Properties, or secured by any of the Sellers, or by any of the Properties, including any obligations under any of the Leases, Service Contracts and Management Contracts, to the extent any such obligation was to be performed prior to the Closing Date, or was to be performed after the Closing Date as a result of a breach or default under any of the Leases or Service Contracts by any Seller or its Affiliates prior to the Closing Date; (d) any action taken, or any failure to act, by any Seller in connection with this transaction and the transactions contemplated herein constituting a breach of this Agreement or any agreement, document or instrument contemplated hereby or a breach of a duty owed to any person, including, without limitation, any action taken to redeem or otherwise liquidate the interest of certain holders in anticipation of the transactions contemplated herein, to the extent such action or failure to act results in a violation (or alleged violation) of applicable laws or of the fiduciary duties owed to such holders; (e) pollution or threat to human health or the environment, or any Environmental Claim against any person or entity whose liability for such Environmental Claim any Seller has assumed or retained either contractually or by operation of law, that is related in any way to any of the Properties, including, without limitation, all on-site and off-site activities relating to any of the Properties involving Substances of Concern, and that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, whether or not the pollution or threat to human health or the environment, or the existence of any Environmental Claim, is known to any Seller; (f) regardless of whether it arises as a breach of any representation or warranty, any debts, liabilities or obligations of any Seller (whether known or unknown, disputed or undisputed, fixed, contingent or otherwise) of, associated with or relating to any asset or property other than the Properties; and (g) any and all damages and expenses incident to any of the foregoing or to the enforcement of this Section 11.1.

          11.2 REMEDIES.

                    11.2.1    [Intentionally Omitted]

                    11.2.2 Each Seller Indemnifying Party shall be fully responsible and jointly and severally liable for any of the following and any and all losses, damages, claims, liabilities, actions, suits, proceedings and reasonable costs and expenses of defense thereof, including reasonable attorneys' fees payable as incurred, arising out of or relating to: (a) each representation and warranty made by each Seller hereunder relating to or associated with title such Seller's interest in any Property and such Seller's ability to convey such Seller's interest as contemplated by this Agreement; (b) regardless of whether it arises as a breach of any representation or warranty, any debts, liabilities or obligations (whether known or unknown, disputed or undisputed, fixed, contingent or otherwise) of, associated with or relating to any of the Sellers, or the Properties, or secured by any of the Sellers or by any of the Properties, and (c) regardless of whether it arises as a breach of any representation or warranty, any debts, liabilities or obligations of the Sellers (whether known or unknown, disputed or undisputed, fixed, contingent or otherwise) of, associated with or relating to any other asset or property other than the Properties.

                    11.2.3 Each Seller hereby represents, warrants, covenants and agrees that he/she/it presently has, a tangible net worth (such term meaning net worth exclusive of the value (if any) of goodwill, going concern value and similar assets, but inclusive of the value of shares of stock, interests in partnerships and other business enterprises and similar assets) of not less than the Aggregate Purchase Price, minus all Mortgage Debt for all Properties being acquired by the Partnership pursuant to this Agreement.

          11.3 INDEMNIFICATION BY THE COMPANY AND THE PARTNERSHIP. The Company and the Partnership (each, for purposes of this Section 11.3, a "Company Indemnifying Party") shall indemnify, defend and hold harmless each Seller and their respective shareholders, partners, directors, officers, partners, agents, employees, Affiliates, successors and assigns (collectively, for purposes of this paragraph, "Seller Indemnified Parties") from and against any and all losses, damages, claims, liabilities, actions, suits, proceeds and costs and expenses of defense therefore, including attorneys' fees payable as incurred, arising out of or relating to any (a) misrepresentation or breach of warranty by such Company Indemnifying Party or nonfulfillment of any covenant or agreement to be performed or complied with by such Company Indemnifying Party under this Agreement; (b) untrue or incomplete statement (or allegation by a third party of an untrue or incomplete statement) of a material fact contained in any statement or information provided by such Company Indemnifying Party or based on any omission (or allegation by a third party of an untrue or incomplete statement) to state therein a material fact required to be stated therein or other information necessary to make the statements therein not misleading, to the extent such alleged untrue or incomplete statement or omission was made with the Company's or the Partnership's knowledge that the statement was untrue or incomplete or omitted to state a material fact; (c) any Service Contracts that survive the Closing Date, to the extent any such obligation is to be performed after the Closing Date, except to the extent any such obligation is to be performed after the Closing Date as a result of a breach or default under any of the Leases or Service Contracts by the Seller prior to the Closing Date; (d) any damage caused to the Property or incurred by any third party as a result of the Partnership's environmental review or due diligence investigation; and (e) any and all damages and expenses incident to any of the foregoing or to the enforcement of this Section 11.3.

          11.4 INDEMNIFICATION PROCEDURES. All claims for indemnification under this Article 14 shall be asserted and resolved as follows:

                    11.4.1 In the event that any Seller Indemnified Party or Company Indemnified Party (the "Indemnified Party") has a Claim against any Seller Indemnifying Party or Company Indemnifying Party obligated to provide indemnification pursuant to Sections 11.1 or 11.2 hereof, on the one hand, or Section 11.3 hereof, on the other hand (the "Indemnifying Party"), which does not involve a claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a written notice (the "Claim Notice") with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the thirty (30) days thereafter (the "Notice Period") that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 11.4.1, the Indemnified Party shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

                    11.4.2 In the event that any claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted, or any action or proceeding commenced, against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Third Party Claim Notice"). The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the "Third Party Notice Period") to notify the Indemnified Party
                    (a) whether or not such party disputes the liability to the Indemnified Party hereunder with respect to such claim and
                    (b) if such party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim, provided that such party is hereby authorized (but not obligated) prior to and during the Third Party Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Third Party Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim, except as hereinafter provided, such party shall have the right to defend by appropriate proceedings. No non-monetary settlement of any such matter shall be entered into without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided that, unless the Indemnified Party otherwise agrees in writing, such party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the

                    Indemnified Party against such claim, whether by failure of such party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against any such claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment to the extent the Indemnified Party is entitled to indemnification and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                    11.4.3 If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any such claim seeks material prospective or other relief which could have a materially adverse effect on the assets, liabilities, financial condition, results of operations or business prospects of any Indemnified Party or in the reasonable opinion of counsel for the Indemnified Party a conflict exists, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.

                    11.4.4 Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands provided the Claim Notice or Third Party Claim Notice, as the case may be, sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

                    11.4.5 The Indemnified Party's failure to give reasonably prompt notice as required by this Section 11.4 of any actual, threatened or possible claim, demand, action or proceeding which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party or increases the amount of indemnification which the Indemnifying Party is obligated to pay hereunder. In any such event, the amount of indemnification which the Indemnified Party will be entitled to receive hereunder shall be reduced to an amount which the Indemnified Party would have been entitled to receive had such notice been timely.


     12. MISCELLANEOUS

          12.1 ASSIGNMENT. Neither this Agreement nor any interest hereunder may be assigned or transferred by any Seller without the prior written consent of the Company or the Partnership. As of the Closing Date, theCompany or the Partnership may assign, transfer or demise any or all of its interest in any Property to any Affiliate (the "Permitted Transferees") without the prior consent of the Sellers.

          12.2 ENTIRE AGREEMENT. Any prior agreement or understanding among the parties concerning the subject matter hereof is hereby superseded. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and the transactions contemplated herein and shall not be modified or amended except in a written document signed by all of the parties hereto.

          12.3 NOTICES. All notices or other communications required or permitted under this Agreement shall be in writing and delivered personally or by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier (such as Federal Express) with receipted delivery. Notices to the parties shall be addressed as follows:

     If to the Sellers to the addresses contained in SCHEDULE I;

with a copy to:

     Sprouse, Mozola, Smith & Rowley, P.C.
     801 S. Filmore, Suite 600
     Amarillo, Texas  79101
     Attention: Jeff Tankersley

If to the Partnership or to the Company:

     Capital Automotive REIT
     1925 North Lynn Street
     Suite 306
     Arlington, Virginia 22209
     Attention: Thomas D. Eckert, President and Chief Executive Officer

With a copy to:

     Wilmer, Cutler & Pickering
     2445 M Street, N.W.
     Washington, DC  20037
     Attention: George P. Stamas, Esq.

     All notices given in accordance with the terms hereof shall be deemed effective (a) if delivered in person or by overnight courier, on the business day it is delivered, and (b if sent by registered or certified mail, three
(3) business days after deposit with the U.S. mail. Any party hereto may change its address by written notice to all parties hereto sent in accordance with the terms of this Section and any such Notice of change of address shall be effective five (5) days after delivery.

          12.4 GOVERNING LAW. This Agreement shall be governed and interpreted in accordance with the laws of the Commonwealth of Virginia without regard to its principles of conflicts of laws, and any action brought under or arising out of this Agreement or the matters relating hereto shall be submitted to the jurisdiction of the United States District Court for the Eastern District of Virginia. Each party acknowledges and agrees to such jurisdiction.

          12.5 LITIGATION COSTS. If there is any legal action or proceeding between the parties hereto arising from or based upon this Agreement, the unsuccessful party to such action or proceeding shall pay to the prevailing party all litigation costs and expenses, including reasonable attorneys' fees, incurred by such prevailing party in such action or proceeding and in any appeal in connection therewith, and if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys' fees shall be included in as part of such judgment.

          12.6 COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

          12.7 OFFER AND ACCEPTANCE. This Agreement constitutes an offer by the Company and the Partnership which must be accepted, by delivery to the Company of a duly signed and completed signature page hereof, by all of the Sellers within five (5) days after the date this Agreement is signed by the Company and the Partnership. If, within such time period, less than all of the persons owning any interest in a Seller shall have signed this Agreement, then the Seller and the Property owned by such Seller shall, at the sole option of the Company, be excluded from the sale and purchase hereunder, this Agreement shall remain in full force and effect as to the other Sellers and Properties, and an appropriate adjustment shall be made with respect to the relevant Property, in which case the Aggregate Purchase Price shall be reduced by the Purchase Price of such Property as provided in this Agreement; if after the expiration of such time period all of the Sellers execute this Agreement, the Company, at its sole option, may elect to re-include, or may continue to exclude, any such Seller and Property.

          12.8 ARBITRATION. In the event a dispute arises between the parties as to any of the requirements of this Agreement or the performance under this Agreement, which the parties are unable to resolve, the parties agree to waive the remedy of litigation (except for extraordinary relief in an emergency situation) and agree that such dispute or disputes shall be determined by arbitration. Notwithstanding the foregoing, the parties acknowledge and agree that this Section 12.8 is not intended to create new rights.

               [THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal, with the intention that it be a sea ed instrument, as of the date set forth above.

WITNESS                                CAPITAL AUTOMOTIVE REIT


By:  /s/  ____________________________  By:  /s/ THOMAS D. ECKERT         (SEAL)
Name:     ____________________________  Name:     Thomas D. Eckert
Title:    ____________________________  Title:    President and Chief Executive
                                                  Officer

                                       CAPITAL AUTOMOTIVE L.P.

WITNESS                                By: Capital Automotive REIT, as General
                                           Partner


By:       ____________________________  By:  ____________________________ (SEAL)
Name:     ____________________________  Name:     Thomas D. Eckert
Title:    ____________________________  Title:    President and Chief Executive
                                                  Officer

WITNESS                                 SELLER:   PLAINS CHEVROLET, INC.,
                                                  a Texas corporation

By:       ____________________________  By:  ____________________________ (SEAL)
Name:     ____________________________  Name:     Robert W. Hall
Title:    ____________________________  Title:    Vice President
                                        Address:  P.O. Box 750
                                                  Amarillo, Texas  79105-0750
                                       Telephone #: (806) 374-8653
                                       Facsimile #: (806) 374-3818
                                       Social Security # or TIN: 75-1057395


                       [SIGNATURES CONTINUE ON FOLLOWING PAGE]

WITNESS                                SELLER:   MIDWAY CHEVROLET, INC.
                                                 (formerly Yarbrough Chevrolet,
                                                 Inc.), a Texas corporation

By:  ____________________________      By:  ____________________________  (SEAL)
Name:____________________________      Name: Robert W. Hall
Title:___________________________      Title: Vice President
                                       Address: P.O. Box 750
                                                Amarillo, Texas  79105-0750
                                       Telephone #: (806) 374-8653
                                       Facsimile #: (806) 374-3818
                                       Social Security # or TIN: 75-1631858

WITNESS                                SELLER:   WESTGATE CHEVROLET, INC.,
                                                 a Texas corporation

By:  ____________________________      By:  ____________________________  (SEAL)
Name:____________________________      Name:     Robert W. Hall
Title:___________________________      Title:    Vice President
                                       Address:  P.O. Box 750
                                                 Amarillo, Texas  79105-0750
                                       Telephone #: (806) 374-8653
                                       Facsimile #: (806) 374-3818
                                       Social Security # or TIN: 75-1324586

WITNESS                                SELLER:   QUALITY NISSAN, INC.,
                                                 a Texas corporation

By:  ____________________________      By:  ____________________________  (SEAL)
Name:____________________________      Name:     Robert W. Hall
Title:___________________________      Title:    Vice President
                                       Address:  P.O. Box 750
                                                 Amarillo, Texas  79105-0750
                                       Telephone #: (806) 374-8653
                                       Facsimile #: (806) 374-3818
                                       Social Security # or TIN: 75-1847218




                       [SIGNATURES CONTINUE ON FOLLOWING PAGE]

WITNESS                            SELLER:   CROSS-CONTINENT AUTO
                                             RETAILERS, INC.
                                             a Delaware corporation

By:  ____________________________  By:  ____________________________      (SEAL)
Name:____________________________  Name:     Robert W. Hall
Title:___________________________  Title:    Vice Chairman
                                   Address:  P.O. Box 750
                                             Amarillo, Texas  79105-0750
                                   Telephone #: (806) 374-8653
                                   Facsimile #: (806) 374-3818
                                   Social Security # or TIN: 75-2653095